SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               -------------------


                                    FORM 8-K

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



Date of Report (Date of earliest event reported): April 20, 1998


                                            WORLDCORP, INC.
               (Exact name of registrant as specified in charter)


Delaware                      1-5351                         94-3040585
(State or other                (Commission                   (IRS Employer
jurisdiction of                File Number)                  Identification No.)
 incorporation)


       13873 Park Center Road, Suite 490, Herndon, Virginia             20171
              (Address of principal executive offices)               (Zip Code)

               Registrant's telephone number, including area code:
                                 (703) 834-9200

ITEM 2. Acquisition or Disposition of Assets.

         On April 20, 1998, WorldCorp consummated a transaction pursuant to which it acquired an 80% interest in Paper Acquisition Corp., a Delaware corporation ("Paper"). Paper was organized by Sun Capital Partners, Inc. ("Sun Capital") to acquire and operate specialty paper businesses. In December 1996, Paper acquired and consolidated two companies that produce a variety of coated papers and specialty inks which are sold to business forms manufacturers. For the 12 months ended December 31, 1997, Paper had approximately $48 million (unaudited) of sales.

         Pursuant to the transaction, (i) WorldCorp exchanged seven-year warrants to acquire 35% (after the exercise of such warrants and the WorldCorp Acquisition Corp. options described below) of the issued and outstanding capital stock of WorldCorp Acquisition Corp., a Delaware corporation ("WorldCorp Acquisition"), held by WorldCorp for certain of the shares of Paper held by the Paper shareholders (the warrants are exercisable after one-year, at an exercise price of 125% of the estimated fair value of the WorldCorp Acquisition stock at April 20, 1998 and payable with a seven-year, full-recourse, interest only note), (ii) WorldCorp contributed all of its shares of World Airways and the Paper shares received above, to WorldCorp Acquisition, in exchange for 80% of the issued and outstanding capital stock of WorldCorp Acquisition and (iii) the holders of Paper contributed their shares of capital stock of Paper in exchange for (A) 20% of the issued and outstanding capital stock of WorldCorp Acquisition, (B) the assumption of approximately $15 million of debt, net of cash and investments, of Paper, (C) $15 million of 8% interest only promissory notes of WorldCorp Acquisition due in April 2003, (D) $1 million of 8% promissory notes of WorldCorp Acquisition due in April 1999 and (E) an earn-out based on the earnings before interest, taxes, depreciation and amortization of Paper during the next five years. The earn-out is payable, including interest at 10%, in September 2002. WorldCorp has pledged all of its shares of common stock of both WorldCorp Acquisition and InteliData, and WorldCorp Acquisition has pledged all of its shares of common stock of both World Airways and Paper to the former Paper shareholders to collateralize the notes and the earn-out. One million shares of World Airways owned by WorldCorp were previously pledged to secure a loan of approximately $2.0 million from World Airways to WorldCorp. After repayment of the loan and release of the shares, the shares will become subject to the pledge to the former Paper shareholders. The notes contain various restrictive covenants, including dividend restrictions on WorldCorp and its subsidiaries, limitations on transfers of cash to WorldCorp, as well as cross-default provisions. Upon an event of default, the noteholders may resume control of the WorldCorp Acquisition board and the pledged collateral.

         WorldCorp and WorldCorp Acquisition have entered into a consulting agreement with Sun Capital, which through an affiliate owned approximately 85% of the issued and outstanding shares of Paper immediately prior to the transaction, pursuant to which Sun Capital will receive $500,000 per year for financial consulting. Sun Capital also received seven-year options to acquire 20% and 10% (after the exercise of such options and the warrants described above) of the issued and outstanding shares of common stock of WorldCorp and WorldCorp Acquisition, respectively, which options vest over five years. The exercise price of these options is 125% of the fair market value of the underlying stock at April 20, 1998 and are payable with seven-year, full recourse, interest only notes.

         The WorldCorp Board of Directors unanimously approved the acquisition of Paper because, among other things, Paper will provide WorldCorp and WorldCorp Acquisition with a platform for WorldCorp and WorldCorp Acquisition to pursue their growth strategy and with additional operating cash flow. Although the acquisition of Paper will not resolve WorldCorp's liquidity issues, it is intended to build long-term value for WorldCorp's stockholders.

ITEM 7.  Financial  Statements, Pro Forma Financial Information and Exhibits.

         (a) Financial Statements of Business Acquired. The financial information required by this item will be filed by amendment not later than July 6, 1998.

         (b) Pro Forma Financial Information. The financial information required by this item will be filed by amendment not later than July 6, 1998.

         (c)   Exhibits.
             (i)            Subscription and Contribution Agreement;
             (ii)           WorldCorp Option Agreement;
             (iii)          WorldCorp Acquisition Corp. Option Agreement;
             (iv)           Financial Consulting Agreement; and
             (v)            Form of Five-Year Senior Secured Promissory Note;
             (vi)           Form of One-Year Senior Secured Promissory Note;
             (vii)          Guaranty;
             (viii)         Pledge Agreement;
             (ix)           Form of Warrant and Purchase Agreement.

                                    SIGNATURE

     Pursuant to the requirements of the Securities Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                         WORLDCORP, INC.



                                         By:  /s/ Patrick F. Graham
                                              ---------------------------
                                              Patrick F. Graham
                                              President and Chief Executive
                                                Officer


Date:  May 5, 1998